UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by
     Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                            DNB FINANCIAL CORPORATION
                (Name of Registrant as Specified In Its Charter)

                                       N/A
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          N/A

     (2)  Aggregate number of securities to which transaction applies:

          N/A

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          N/A

     (4)  Proposed maximum aggregate value of transaction:

          N/A

     (5)  Total fee paid:

          N/A

[ ]  Fee paid previously with preliminary materials.

[  ] Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:
     2)   Form, Schedule or Registration Statement No.:
     3)   Filing Party:
     4)   Date Filed:

                       DNB FINANCIAL CORPORATION
                         4 Brandywine Avenue
                 Downingtown, Pennsylvania 19335
                           (610) 269-1040



                         NOTICE OF ANNUAL MEETING

                       To Be Held on April 21, 1998



TO THE STOCKHOLDERS OF DNB FINANCIAL CORPORATION:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of DNB FINANCIAL CORPORATION (the "Corporation") will be held at 10:00 a.m., prevailing time on Tuesday, April 21, 1998 at the Central Presbyterian Church, 100 W. Uwchlan Avenue, Downingtown, Pennsylvania 19335 (Route 113, approximately one half mile south of the Route 30 bypass) for the following purposes:

       (1) To elect two directors to serve for three years or until their successors have been elected and qualified; and

       (2) To consider and act upon a proposal to amend the Articles of Incorporation to increase the authorized shares of Common Stock from 5 million shares to 10 million shares and to decrease the par value of the Corporation's Common Stock from $10.00 per share to $1.00 per share; and

       (3) To ratify the appointment of KPMG Peat Marwick LLP as the independent auditors for the fiscal year ending December 31, 1998; and

       (4) To transact such other business as may properly come before the Annual Meeting and any adjournment thereof. Except with respect to procedural matters incident to the conduct of the meeting, the Board of Directors is not aware of any other business which may come before the meeting.

     Stockholders of record at the close of business on February 27, 1998 are entitled to notice of and to vote at the Annual Meeting.

                                    BY ORDER OF THE BOARD OF DIRECTORS

                                    /s/ Ronald K. Dankanich
                                    Ronald K. Dankanich, Secretary
Downingtown, Pennsylvania
March 21, 1998



     YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER YOU OWN. EVEN IF YOU PLAN TO BE PRESENT, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENVELOPE PROVIDED. IF YOU ATTEND THIS MEETING, YOU MAY VOTE EITHER IN PERSON OR BY PROXY. ANY PROXY GIVEN MAY BE REVOKED BY YOU IN WRITING OR IN PERSON AT ANY TIME PRIOR TO THE EXERCISE THEREOF.

                            DNB FINANCIAL CORPORATION
                               4 Brandywine Avenue
                         Downingtown, Pennsylvania 19335

                          ____________________________

                               PROXY STATEMENT
                   FOR THE ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD APRIL 21, 1998

                          ____________________________

Solicitation and Voting of Proxies

     This Proxy Statement is being furnished to stockholders of DNB Financial Corporation (the "Corporation") in connection with the solicitation by the Board of Directors of proxies to be used at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at the Central Presbyterian Church, 100 W. Uwchlan Avenue, Downingtown, Pennsylvania 19335, on Tuesday, April 21, 1998 at 10:00 a.m., and at any adjournments thereof. The 1997 Annual Report to Stockholders, including financial statements for the fiscal year ended December 31, 1997, accompanies this Proxy Statement, which is first being mailed to stockholders on or about March 21, 1998.

     Regardless of the number of shares of Common Stock owned, it is important that stockholders be represented by proxy or present in person at the Annual Meeting. Stockholders are requested to vote by completing the enclosed Proxy and returning it signed and dated in the enclosed postage-paid envelope. Stockholders are urged to indicate their vote in the spaces provided on the Proxy. Proxies solicited by the Board of Directors of DNB Financial Corporation will be voted in accordance with the directions given therein. Where no instructions are indicated, proxies will be voted FOR the election of the nominees for directors named in the Proxy Statement, FOR the amendment to the Articles of Incorporation to increase the authorized shares of the Corporation's Common Stock from 5 million shares to 10 million shares and to decrease the par value of the Corporation's Common Stock from $10.00 to $1.00, and FOR the ratification of KPMG Peat Marwick LLP as independent auditors for the fiscal year ending December 31, 1998.

     The Board of Directors knows of no additional matters that will be presented for consideration at the Annual Meeting. Execution of a proxy, however, confers on the designated proxy holders discretionary authority to vote the shares in accordance with their best judgment on such other business, if any, that may properly come before the Annual Meeting or any adjournments thereof. Abstentions and broker non-votes are counted as present and represented for quorum purposes, but will not be included in the total number of votes cast for purposes of determining whether matters to be voted upon at the meeting have been approved. Abstentions will have the effect of a negative vote.

     A proxy may be revoked at any time prior to its exercise by the filing of a written notice of revocation with the Secretary of the Corporation, by delivering to the Corporation a duly executed proxy bearing a later date, or by attending the Annual Meeting, filing a notice of revocation with the Secretary and voting in person. However, if you are a stockholder whose shares are not registered in your own name, you will need additional documentation from your recordholder to vote personally at the Annual Meeting.

     The expenses of the solicitation of proxies will be borne by the Corporation. Certain officers, directors and employees of the Corporation and Downingtown National Bank (the "Bank") may solicit proxies personally, by mail, telephone or otherwise. Such persons will not receive any fees or other compensation for such solicitation. The Corporation will reimburse brokers, custodians, nominees and fiduciaries for all reasonable expenses which they have incurred in sending proxy materials to the beneficial owners of the Corporation's Common Stock held by them.

Voting Securities and Beneficial Ownership Thereof

     The securities which may be voted at the Annual Meeting consist of shares of Common Stock of DNB Financial Corporation, par value $10.00 per share (the "Common Stock"), with each share entitling its owner to one vote on all matters to be voted on at the Annual Meeting.

     The close of business on February 27, 1998 has been established by the Board of Directors as the record date (the "Record Date") for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and any adjournments thereof. The total number of shares of Common Stock outstanding on the Record Date was 1,451,661 shares.

Security Ownership of Certain Beneficial Owners and Management

     The following table sets forth information as of February 27, 1998, with respect to the beneficial ownership of each director, each nominee for election as director, each beneficial owner known by the Corporation of more than five percent (5%) of the outstanding Common Stock of the Corporation, certain named executive officers and all directors and executive officers as a group.

                                           Amount and Nature of Beneficial Ownership

                                                       Sole          Shared
                                        Total       Voting and     Voting and      Percent
     Name of                         Beneficial     Investment     Investment         of
     Beneficial Owner              Ownership (1,2)   Power (2)        Power       Class (3)
Richard L. Bergey                       9,949          9,949             --            .64%
Robert J. Charles                      25,012         12,373         12,639           1.62
Thomas R. Greenleaf                    10,892          4,051          6,841            .71
Vernon J. Jameson                      21,117         12,612          8,505           1.37
William S. Latoff                      12,449         12,449             --            .81
Joseph G. Riper                           105            105             --            .01
Louis N. Teti                           4,837          3,932            905            .31
Henry F. Thorne                        18,347         18,347             --           1.19
James H. Thornton                       3,701          3,701             --            .24
Downingtown National Bank
  Investment Services and
  Trust Division                       89,258         32,076         57,182           6.15
Directors & Executive Officers
  as group (14 Persons)               154,258        120,940         33,318           9.99

__________
(1) Based upon information furnished by the respective individual and/or filings made pursuant to the Exchange Act. Under applicable regulations, shares are deemed to be beneficially owned by a person if he or she directly or indirectly has or shares the power to vote or dispose of the shares, whether or not he or she has any economic interest in the shares. Unless otherwise indicated, the named beneficial owner has sole voting and dispositive power with respect to the shares.

(2) Includes shares which may be acquired by exercise of vested options granted under the DNB Financial 1995 Stock Option Plan amounting to 3,471 shares each for Messrs. Charles, Greenleaf, Jameson, Teti and Thornton, 15,965 shares for Mr. Thorne, 9,949 shares for Mr. Bergey and 85,363 total shares for all Directors and Executive Officers as a group. The number of shares have been adjusted to reflect the stock split in September 1997 and the 5% stock dividend paid in December, 1997.

(3) Shares of the Corporation's Common Stock issuable pursuant to options are deemed outstanding for purposes of computing the percentage of the person or group holding such options, but are not deemed outstanding for purposes of computing the percentage of any other person.

               PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING

                                 PROPOSAL 1

                            ELECTION OF DIRECTORS

     Pursuant to its By-laws, the number of directors of the Corporation is set at eight (8). Each of the members of the Board of Directors of the Corporation also serves as a Director of the Bank. Directors are elected for staggered terms of three years each, with a term of office of only one class of directors expiring in each year. Directors serve until their successors are elected and qualified. No person being nominated as a director is being proposed for election pursuant to any agreement or understanding between any person and DNB Financial Corporation.

     The By-laws further provide that vacancies on the Board of Directors, including vacancies resulting from an increase in the number of directors, shall be filled by a majority of the remaining members of the Board of Directors, though less than a quorum, and each person so appointed shall be a director until the expiration of the term of office of the class of directors to which he was appointed.

     The nominees proposed for election to Class "C" of the Board of Directors at the Annual Meeting are Messrs. William S. Latoff and Joseph G. Riper who have consented to being named as nominees and agreed to serve if elected. If any person named as nominee should become unable to serve, proxies will be voted in favor of a substitute nominee as the Board of Directors of the Corporation shall determine. The Board of Directors has no reason to believe that any of the directors listed above will be unable to serve as director.

     In addition, there is no cumulative voting for the election of the directors. Each share of Common Stock is entitled to cast only one vote for each nominee. For example, if a shareholder owns ten shares of Common Stock, he or she may cast up to ten votes for each of the two directors in the class to be elected, during those years when two directors have been nominated. A majority vote of shares represented by proxy or in person is required for the election of directors.

Unless authority to vote for the director is withheld, it is intended that the shares represented by the enclosed Proxy will be voted FOR the election of the two nominees.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF ALL
                   NOMINEES NAMED IN THIS PROXY STATEMENT

     Set forth below is certain  information as of February 27, 1998  concerning
the  nominees   for  election  as  directors   and  each  other  member  of  the
Corporation's Board of Directors.

                NOMINEES FOR THE THREE-YEAR TERM EXPIRING IN 2001

                                      Principal Occupation During The
     Name                 Age         Past Five Years & Service Data (1)


     William S. Latoff     49         Director; Principal, Bliss & Company, Ltd.
                                        Certified Public Accountants
                                      Director Since 1998
                                      Term Expires 2001

     Joseph G. Riper       49         Director; Attorney with the law firm of
                                        Riley, Riper, Hollin & Colagreco
                                      Director Since 1997
                                      Term Expires 2001


                                 OTHER DIRECTORS

     Robert J. Charles     69         Director and Chairman of the Board;
                                        President of Charles News Agency, Inc.
                                      Director Since 1976
                                      Term Expires 2000

     Thomas R. Greenleaf   70         Director; Retired President of
                                        Chemical Leaman Tank Lines, Inc.
                                      Director Since 1979
                                      Term Expires 1999

     Vernon J. Jameson     68         Director; President of V.J. Jameson &
                                        Son, Inc.
                                        Director Since 1973
                                        Term Expires 2000

     Louis N. Teti         47         Director; Attorney with the law firm
                                        of MacElree, Harvey, Gallagher
                                        Featherman & Sebastian, Ltd.
                                      Director Since 1995
                                      Term Expires 1999

     Henry F. Thorne       54         Director; President and Chief Executive
                                        Officer of the Corporation and the Bank
                                      Director Since 1992
                                      Term Expires 2000

     James H. Thornton     52         Director; President and Chief Executive
                                        Officer of Brandywine Hospital
                                      Director Since 1995
                                      Term Expires 1999
__________
(1) Includes service as a director of Downingtown National Bank prior to the formation of the Corporation in 1982. All individuals listed are directors of both the Bank and the Corporation.

General Information About the Board of Directors

     During 1997, the Bank's Board of Directors held 16 meetings, excluding committee meetings which are described below. Directors, with the exception of Mr. Thorne, who receives no director or committee fees, receive a quarterly retainer of $2,700, provided 75% of the meetings are attended. Mr. Charles, the Corporation's and Bank's Chairman, receives a quarterly retainer of $3,550 provided 75% of the meetings are attended. Outside Directors also receive $125 for each committee meeting attended. All fees are paid by the Bank. During 1997, the Corporation's Board of Directors held 9 meetings. Directors receive no fees for these meetings of the Corporation, since they are usually held on the same day as a Bank Board Meeting. Each of the directors of the Corporation is also a director of the Bank. During their period of service during 1997, each attended at least 75% of the combined total number of meetings of the Corporation's Board of Directors and the committees of which he is a member. Each also attended at least 75% of the combined total number of meetings of the Bank's Board of Directors and committees of which he is a member. Each committee described below, unless otherwise noted, is a committee of the Bank and the Corporation. Neither the Bank nor the Corporation has a standing Nominating Committee.

     The Executive Committee consists of Messrs. Charles, Greenleaf, Jameson and Thorne. This Committee has the authority to exercise the powers of the Board of Directors between regular Board meetings. The Committee did not meet during 1997.

     The Benefits & Compensation Committee consists of Messrs. Charles, Greenleaf and Thorne. This Committee oversees the Human Resource policies of the Bank which includes approving recommendations for salary increases. The Committee met two times during 1997.

     The Board Loan Committee consists of Messrs. Charles, Greenleaf, Jameson, Riper and Thorne. This Committee reviews and takes action on proposed and existing loans in excess of Officers' Credit authority. The Committee met 26 times during 1997.

     The Audit/Compliance Committee consists of Messrs. Charles, Greenleaf and Thornton. This Committee reviews the records and affairs of the Bank and the Investment Services & Trust Division to determine their financial condition; reviews with management, the internal auditor and the independent auditors the systems of internal control; and monitors the adherence in accounting and financial reporting to generally accepted accounting principles and compliance with banking laws and regulations. The Committee met 5 times during 1997.

     The Trust Committee consists of Messrs. Dankanich, Jameson, Stauffer, Teti, Thorne and Thornton. This Committee reviews and recommends the Investment Services & Trust Division's policies and procedures, approves estate administration and ensures compliance to applicable Federal regulations. The Committee met 12 times during 1997.

     Section  16(a)  of  the  Securities  Exchange  Act  of  1934  requires  the
Corporation's executive officers and directors to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Executive officers and directors are required by SEC regulations to furnish the Corporation with copies of all Section 16(a) forms they file.


Executive Officers Who Are Not Directors

     The following sets forth information with respect to executive officers of the Corporation and the Bank who do not serve on the Board of Directors. There are no arrangements or understanding between the Corporation or the Bank and any person pursuant to which any such officers were selected.

     Richard L. Bergey (Age 57), joined the Bank in September 1992 and currently serves as Senior Vice President--Credit Services Division of the Bank. Mr. Bergey is directly responsible for the Bank's lending and loan administration functions. Prior to joining the Bank, Mr. Bergey was Vice President of the Wholesale Banking Unit of CoreStates, Lancaster, Pennsylvania from 1984 to 1992.

     Ronald K. Dankanich (Age 43), joined the Bank in October 1972 and currently serves as Senior Vice President--Operations Division, Cashier of the Bank and Secretary of the Corporation. Mr. Dankanich is directly responsible for Data Processing, Bank Reconcilements, Operations, Bank Services and Human Resources.

     J. William Erb (Age 59), joined the Bank in June 1997 and currently serves as Sr. Vice President--Investment Services and Trust Division of the Bank. Mr. Erb is directly responsible for Personal and Corporate Investment and Trust Services. Prior to joining the Bank, Mr. Erb was Group Vice President--Retirement Services of PNC Bank from 1982 to 1997.

     Eileen M. Knott (Age 47), joined the Bank in January 1993 and currently serves as Sr. Vice President--Auditor and Compliance Officer of the Bank. Ms. Knott is directly responsible for the Bank's Audit and Compliance functions. Prior to joining the Bank, Ms. Knott was Chief Financial Officer of Royal Bank of Pennsylvania from 1984 to 1993.

     Bruce E. Moroney (Age 41), joined the Bank in May 1992 and currently serves as Chief Financial Officer of both the Corporation and the Bank and as Senior Vice President--Finance Division of the Bank. Mr. Moroney is directly responsible for strategic planning, investments, asset/liability management and financial reporting. Prior to joining the Bank, Mr. Moroney was Vice President, Treasurer and Chief Financial Officer of Brandywine Savings Bank from 1987 to 1992.

     Joseph M. Stauffer (Age 55), joined the Bank in March 1992 and currently serves as Senior Vice President--Retail Banking Division of the Bank. Mr. Stauffer is directly responsible for the Bank's community offices and marketing. Prior to joining the Bank, Mr. Stauffer was President and Chief Executive Officer of Brandywine Savings Bank from 1985 to 1991.

Management Remuneration

     The following table sets forth for the fiscal year ended December 31, 1997, 1996, and 1995, certain information as to the total remuneration received by any executive officers of the Corporation or the Bank receiving total salary and bonus in excess of $100,000 during each period.


                         SUMMARY COMPENSATION TABLE

                                                                               Long Term Compensation
                                          Annual Compensation                       Awards Payouts
                                                                Other
                                                                Annual     Restricted Securities
                                                                Compen-       Stock   Underlying  LTIP      All Other
Name and Principal                       Salary       Bonus     sation       Award(s)   Options  Payouts  Compensation
     Position                 Year       $ (1)           $         $            $          #        $           $
Henry F. Thorne               1997      151,560       18,000       --           --       3,925      --        17,396 (2)
President and Chief           1996      144,200       15,000       --           --       4,631      --        18,363
Executive Officer             1995      137,000       10,000       --           --       7,409      --        20,164

Richard L. Bergey             1997       97,150       12,000       --           --       2,450      --        11,665 (2)
Senior Vice President         1996       92,790       10,000       --           --       2,867      --        11,159
Credit Services Division      1995       88,480        6,500       --           --       4,631      --         4,817

(1) Amounts shown include cash compensation earned and received as well as amounts earned but deferred at the officer's election, pursuant to the Bank's 401(k) Plan.

(2) Consists of 25% matching contributions by the Bank under the 401(k) Plan ($1,759 for Mr. Thorne and $1,457 for Mr. Bergey), life insurance annual premiums ($594 for Mr. Thorne and $463 for Mr. Bergey), contributions to the Bank's Pension Plan ($14,953 for Mr. Thorne and $9,655 for Mr. Bergey) and long term disability premiums ($90 each for Mr. Thorne and Mr. Bergey).

Stock Option Plan

     On April 25, 1995, the Stockholders of the Corporation approved DNB Financial Corporation's 1995 Stock Option Plan. Under the Plan, options (both qualified and non-qualified) to purchase a maximum of 150,490 shares of the Corporation's Common Stock may be issued to employees and Directors of the Corporation. The Corporation's philosophy in granting stock options is primarily to provide a long-term incentive through such rewards, dependent on future increases in the value of the Corporation's Common Stock. Thus, executive officers are encouraged to manage the Corporation with a view toward maximizing long-term stockholder value. Directors of the Corporation are eligible to receive a non-qualified stock option to purchase 1,158 shares of common stock each year. These grants commenced on June 30, 1995 and are expected to continue on an annual basis until June 30, 2004, although grants of stock options are within the discretion of the Benefits and Compensation Committee by delegation from the Board of Directors. Option exercise prices must be 100% of the fair market value of the shares on the date of option grant and the option exercise period may not exceed ten years except that, with respect to incentive stock options awarded to persons holding 10% or more of the combined voting power of the Corporation, the option exercise price may not be less than 110% of the fair market value of the shares on the date of option grant and the exercise period may not exceed five years.

Option Grants in Last Fiscal Year

     The following table provides certain information relating to stock options granted during 1997. Certain officers not appearing in the Summary Compensation table above were also granted stock options during 1997.

                              OPTION GRANTS IN 1997

                                         Individual Grants
                                                                              Potential Realizable
                       Number of      Percent of                             Value at Assumed Annual
                        Shares       Total Options                            Rates of Stock Price
                      Underlying      Granted to                                Appreciation for
                        Options      Employees in   Exercise or                    Option Term
                    Granted in 1997   Fiscal Year    Base Price   Expiration      5%          10%
Name                      (#)              %       ($/share) (2)     Date          $           $
Henry F. Thorne          3,925            21           19.29        6-30-07      47,616    120,667

Richard L. Bergey        2,450            13           19.29        6-30-07      29,722     75,321

(1) The options in the above table were granted on June 30, 1997 and became exercisable on December 31, 1997.

(2) The exercise or base price is equal to the fair market value of the Corporation's Common Stock on the date of grant, as adjusted, pro rata, to reflect the stock split in September 1997 and the 5% stock dividend paid in December 1997.

Aggregated Option Exercises and Year-End Value

     The following table summarizes stock options that were exercised during 1997 and the number and value of stock options that were unexercised at December 31, 1997.

     AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END
                             OPTION VALUE TABLE

                                                               Number of              Value of Unexercised
                                                          Unexercised Options         In-The-Money Options
                      Shares Acquired      Value          At Fiscal Year-end           At Fiscal Year-end
Name                    On Exercise      Realized     Exercisable   Unexercisable  Exercisable(1)  Unexercisable
Henry F. Thorne               --             --           15,965           --        $273,873            --
Richard L. Bergey             --             --            9,949           --         170,654            --

(1) Represents the difference between market value per share as of December 31, 1997 ($31.25) and specific option prices per share.


Employment Agreement

     Effective December 31, 1996, the Bank entered into an employment agreement (the "Agreement") with Henry F. Thorne, President and Chief Executive Officer of the Bank, in order to establish his duties and compensation and to provide for his continued employment with the Bank. The Agreement provides for an initial term of employment of two years, which will be extended automatically for two additional years on each expiration date unless either the Bank or Mr. Thorne gives contrary written notice of not less than ninety days prior to the expiration date. The Agreement also provides that Mr. Thorne's base salary shall be reviewed by the Board of Directors of the Bank at the end of each year. In addition, the Agreement provides for participation in all employee benefit plans, pension plans maintained by the Bank on behalf of the respective employees, as well as fringe benefits normally associated with such officer's position. The Agreement provides for its termination upon the disability of Mr. Thorne or for cause, as defined in the Agreement.

     The Agreement also provides for restrictions on Mr. Thorne's right to compete with the Bank within 25 miles of any bank office or branch, directly or indirectly, for one year following Mr. Thorne's resignation or termination, pursuant to which he receives severance pay. Under the Agreement, if Mr. Thorne is terminated without cause or the two year term is not extended, he will receive severance pay equal to his base annual salary payable over the following year. If the Bank is liquidated or sold under a regulatory order, he will receive severance pay equal to his base annual salary for one year payable over the following year.

     The Agreement provides that if Mr. Thorne's employment is terminated at any time after a change in control of the Bank, or he submits his resignation within twelve months after the date of the change in control, he will receive as a severance payment, a lump sum payment equal to two times the higher of (i) his base salary immediately prior to the change in control or (ii) his base salary at the time of termination.

     For purposes of the Agreement, the term "Change of Control" is defined to mean: A change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 (the "Exchange Act"), provided that, without limitation, such a change in control shall be deemed to have occurred if (a) any "persons" (as such term is used in Sections 13(d) and 14(d) of the Exchange
Act), other than the Bank, Corporation or any "person" who on the date hereof is a director or officer of the Bank or Corporation, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Bank or Corporation representing fifty percent (50%) or more of the combined voting power of the Bank's or Corporation's then outstanding securities, or (b) during any period of two consecutive years during the term of the Agreement, individuals who at the beginning of such period constitute the Board of Directors of the Bank or Corporation cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds of the directors then in office who were directors at the beginning of the period.

Certain Indebtedness and Transactions with Managemenom making loans to executive officers and directors of the Corporation or the Bank at terms more favorable than could be obtained by persons not affiliated with the Corporation or the Bank. The Bank's policy towards loans to executive officers and directors currently complies with this limitation. The aggregate outstanding balance of the loans to all executive officers, directors or their affiliates, whose aggregate indebtedness to the Bank exceeded $60,000, at December 31, 1997 represented 4.8% of stockholders' equity of the Corporation on that date.

     The report of the Benefits & Compensation Committee is set forth below.

   Benefits & Compensation Committee Report

     Committee Interlocks and Insider Participation in Group Decisions -- The Benefits & Compensation Committee of the Board of Directors for the Bank is comprised of two independent Directors and the Bank's President and Chief
Executive Officer. The Committee has the responsibility for establishing an appropriate compensation policy for employees, including executive officers of the Bank, and for overseeing the administration of that policy. The President and Chief Executive Officer, Mr. Thorne, does not participate in deliberations relating to his compensation.

     Committee Report on Executive Compensation -- The Committee believes that the overall enhancement of the Corporation's performance and, in turn shareholder value, depends to a significant extent on the establishment of a close relationship between the financial interests of shareholders and those of the Bank's employees, especially its senior management. In addition to a desired pay-for-performance relationship, the Committee also believes that the Bank must maintain an attractive compensation package that will attract, motivate and retain executive officers who are capable of making significant contributions towards the success of the Bank.

     At the Bank, salary levels are based on an evaluation of the individuals performance and competitive pay practices. The salary levels are then reviewed and ratified by the Committee. The Committee reviews the evaluations of senior management and the performance of the President and Chief Executive Officer. It is the policy of the Bank that the performance of senior management be evaluated using the same established criteria which are used for other employees, including: the development and execution of strategies; leadership; the ability to develop staff; and significant accomplishments which affect the performance of the Bank. The Committee also considers the economic conditions and other external events that affect the operations of the Bank, as well as the operating results of the fiscal year and other measures of progress when establishing compensation practices. The overall objective of the policy is to provide competitive levels of compensation for d execution of strategies; leadership; the ability to develop staff; and significant accomplishments which affect the performance of the Bank. The Committee also considers the economic conditions and other external events that affect the operations of the Bank, as well as the operating results of the fiscal year and other measures of progress when establishing compensation practices. The overall objective of the policy is to provide competitive levels of compensation for all employees that are contingent upon individual performance and the contribution of each individual to the success of the Bank.

     Periodically, independent compensation consultants are engaged to review the compensation and benefits programs of the Bank in relation to similar programs and practices of other companies who are direct competitors for employees' services, including executive talent. Salary levels for all employees are compared to peers who have similar job responsibilities in other companies. Results of the study, along with recommendations for any changes, are reported to the Benefits & Compensation Committee.


                      The Benefits & Compensation Committee

                      DOWNINGTOWN NATIONAL BANK


                      /s/  Thomas R. Greenleaf           /s/  Henry F. Thorne
                      --------------------------         -----------------------
                           Thomas R. Greenleaf                Henry F. Thorne

                      /s/  Robert J. Charles
                      --------------------------
                           Robert J. Charles

Pension Plan

     The Corporation does not have a retirement or pension plan. The Bank, however, maintains a noncontributory defined benefit pension plan (the "Plan") covering all employees of the Bank, including officers, who have been employed by the Bank for one year and have attained 21 years of age. Prior to May 1, 1985, an individual must have attained the age of 25 and accrued one year of service. The Plan provides pension benefits to eligible retired employees at 65 years of age equal to 1.5% of their average monthly pay multiplied by their years of accredited service (maximum 40 years). The accrued benefit is based on the monthly average of their highest five consecutive years of their last ten years of service.

     The following table shows the estimated annual retirement benefit payable pursuant to the Plan of an employee currently 65 years of age, whose highest salary remained unchanged during his last five years of employment and whose benefit will be paid for the remainder of his life.

     During 1998, the Bank anticipates making contributions of $169,922 to the 1997 Plan Year. The benefits listed in the table are not subject to any deduction for Social Security or other offset. Annual retirement benefits are paid monthly to an employee during his lifetime. An employee may elect to receive lower monthly payments, in order for his or her surviving spouse to receive monthly payments under the Plan for the remainder of their life.


                                Amount of Annual Retirement Benefit
            Average               With Credited Service Of: (1)
        Annual Earnings     10 Years   20 Years   30 Years   40 Years
          $ 25,000          $ 3,750    $ 7,500    $11,250    $15,000
            50,000            7,500     15,000     22,500     30,000
            75,000           11,250     22,500     33,750     45,000
           100,000           15,000     30,000     45,000     60,000
           125,000           18,750     37,500     56,250     75,000
           150,000           22,500     45,000     67,500     90,000
           175,000           22,500     45,000     67,500     90,000
           200,000           22,500     45,000     67,500     90,000
__________
(1) Mr. Thorne and Mr. Bergey have 6 years and 5 years, respectively, of credited service under the Plan. Earnings in excess of $150,000 are not considered in determining the pension benefit.

401(k) Retirement Savings Plan

     During the fourth quarter of 1994, the Bank adopted a retirement savings plan intended to comply with Section 401(k) of the Internal Revenue Code of 1986. Employees become eligible to participate after one year of service, and will thereafter participate in the 401(k) plan for any year in which they have been employed by the Bank for at least 1,000 hours. In general, amounts held in a participant's account are not distributable until the participant terminates employment with the Bank, reaches age 59 1/2, dies or becomes permanently disabled.

     Participants are permitted to authorize pre-tax savings contributions to a separate trust established under the 401(k) plan, subject to limitations on deductibility of contributions imposed by the Internal Revenue Code. The Bank makes matching contributions of $.25 for every dollar of deferred salary, up to 6% of each participant's annual compensation. Each participant is 100% vested at all times in employee and employer contributions. The Corporation's matching contributions to the 401(k) plan for 1997 was $29,000.

Insurance

     All eligible full time employees of the Bank are covered as a group by basic hospitalization, major medical, long-term disability, term life and a prescription drug plan. The Bank pays the total cost of the plans for employees with the exception of medical, in which there is cost sharing by the employees and a co-payment required by the employee for the prescription drug plan.

                        Corporation Performance Graph

     The following graph presents the five year cumulative total return on DNB Financial Corporation's common stock, compared to the S&P 500 Index and S&P Financial Index for the five year period ended December 31, 1997. The comparison assumes that $100 was invested in the Corporation's common stock and each of the foregoing indices and that all dividends have been reinvested.

                             CORPORATION PERFORMANCE

                 Comparison of five year cumulative total return

         among DNB Financial Corp., S&P 500 Index & S&P Financial Index

(The Performance Graph appears here. See the table below for plot points.)

                                                          December 31,
                                      1992      1993      1994      1995       1996      1997
S&P 500 Index                         100       109.94    111.35    152.68    187.31    249.31
S&P Financial Index                   100       111.08    107.29    164.50    221.51    321.69
DNB Financial Corp.                   100        52.73     33.59     47.25     68.70    139.90

                                     PROPOSAL 2

                   APPROVAL OF AMENDED ARTICLES OF INCORPORATION

     The Board of Directors has approved an amendment to Article 5 of the Corporation's Articles of Incorporation which, if adopted, would (a) increase the number of authorized shares of the Corporation's Common Stock from 5,000,000 shares to 10,000,000 shares, and (b) change the par value of the Common Stock from $10.00 to $1.00. The Board of Directors recommends that shareholders approve this amendment ("Proposal Two").

     At December 31, 1997, there were 1,451,661 shares of the Corporation's Common Stock issued and outstanding. Of the remaining 3,548,339 shares of authorized Common Stock on such date, approximately 150,490 shares are reserved for issuance under the Corporation's stock option plan, leaving only 3,397,849 shares of Common Stock available for issuance.

     Although currently authorized shares are sufficient to meet all presently known needs, the Board considers it desirable that the Corporation have the flexibility to issue an additional amount of Common Stock without further shareholder action, unless required by law for stock exchange regulations. The availability of these additional shares will enhance the Corporation's flexibility in connection with possible stock splits, stock dividends, acquisitions, financings, additional public or other issuances of shares, and other corporate purposes.

     Since the Corporation last increased the amount of its authorized Common Stock on 1990, it was able to effect four 5% stock dividends and one stock split. Most recently, the Corporation issued 691,422 shares of Common Stock as the result of a two-for-one stock split effected in the form of a 100% stock dividend in September 1997.

     While the Corporation has no present plans or commitments for stock splits, stock dividends, acquisitions, financings, or public or other issuances of its shares, it is possible that the Corporation may consider any of the foregoing in the future.

     The amendment of the Corporation's Articles of Incorporation to increase the number of authorized shares of Common Stock from 5,000,000 shares to 10,000,000 shares will consist of an amendment to the first paragraph of Article 5 of the Articles of Incorporation so that the first paragraph provides as follows:

       "5. The aggregate number of shares of capital stock which the Corporation shall have authority to issue is Ten Million (10,000,000) shares of Common Stock of the par value of One Dollar ($1.00) per share (the "Common Stock") and One Million (1,000,000) shares of Preferred Stock of the par value of Ten Dollars ($10.00) per share (the "Preferred Stock"), for a total authorized capital of Twenty Million Dollars ($20,000,000)".

     Proposal Two will not make any changes to the amount, par value, terms or provisions of Preferred Stock which the Corporation is authorized to issue in the future, nor is it intended to amend any other provisions of Article 5 of the Articles of Incorporation.

     Unless marked to the contrary, the shares represented by the enclosed Proxy will be voted FOR Proposal 2.

                   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE
                 INCREASE OF AUTHORIZED SHARES TO 10 MILLION AND THE
               APPROVAL OF A $1.00 PAR VALUE PER SHARE OF COMMON STOCK.

                                 PROPOSAL 3

                    RATIFICATION OF INDEPENDENT AUDITORS

     The Corporation's independent auditors for the fiscal year ended December 31, 1997 were KPMG Peat Marwick LLP. The Corporation's Board of Directors has reappointed KPMG Peat Marwick LLP to continue as independent auditors for the fiscal year ending December 31, 1998 subject to ratification of such appointment by the stockholders. Representatives of KPMG Peat Marwick LLP are expected to attend the Annual Meeting. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders present at the Annual Meeting.

Unless marked to the contrary, the shares represented by the enclosed Proxy will be voted FOR the ratification of KPMG Peat Marwick LLP as the independent auditors of the Corporation.

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION
                     OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP
                   AS THE INDEPENDENT AUDITORS OF THE CORPORATION.

Stockholder Proposals

     To be eligible for inclusion in the Corporation's proxy materials relating to the Annual Meeting of Stockholders to be held in 1999, a stockholder proposal must be received by the Secretary of the Corporation at the address set forth on the first page of this Proxy Statement, not later than November 24, 1998. Any such proposal will be subject to Rule 14a-8 of the rules and regulations of the SEC.

Other Matters Which May Properly Come Before The Meeting

     The Board of Directors knows of no business which will be presented for consideration at the Annual Meeting other than as stated in the Notice of Annual Meeting of Stockholders. If, however, other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

     Whether or not you intend to be present at this Annual Meeting, you are urged to return your proxy promptly. If you are present at this Annual Meeting and wish to vote your shares in person, your proxy may be revoked upon request.

     A COPY OF THE FORM 10-K FOR THE PERIOD ENDED DECEMBER 31, 1997 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE FURNISHED WITHOUT CHARGE TO STOCKHOLDERS OF THE RECORD DATE UPON WRITTEN REQUEST TO BRUCE E. MORONEY, DNB FINANCIAL CORPORATION, 4 BRANDYWINE AVENUE, DOWNINGTOWN, PA 19335.



                                    BY ORDER OF THE BOARD OF DIRECTORS

                                    /s/ Ronald K. Dankanich

                                    Ronald K. Dankanich, Secretary
Downingtown, PA
March 21, 1998


     YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                                REVOCABLE PROXY
                           DNB FINANCIAL CORPORATION
[X] PLEASE MARK VOTES
    AS IN THIS EXAMPLE

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                         ANNUAL MEETING OF SHAREHOLDERS
                                 APRIL 21, 1998

     The undersigned hereby constitutes and appoints George S. Dowlin, Eileen H. Schafer and Brian R. Formica and each or any of them, proxies of the undersigned, with full power of substitution, to vote all of the shares of DNB Financial Corporation (the "Corporation") that the undersigned may be entitled to vote at the Annual Meeting of Shareholders of the Corporation to be held at the Central Presbyterian Church, 100 W. Uwchlan Avenue, Downingtown, Pennsylvania on Tuesday, April 21, 1998 at 10:00 a.m., prevailing time, and at any adjournment or postponement thereof as follows with respect to the following matters as described in the Proxy Statement:

                                                              With-     For all
1.   ELECTION OF DIRECTORS:  for all nominees       For       held      Except
     listed  below  (except  as marked to the
     contrary below):                               [  ]      [  ]        [  ]

     Joseph G. Riper and William S. Latoff

INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All
Except" and write than nominee's name in the space provided below.

_____________________________________________

                                                    For     Against    Abstain
2.   Amendment  of Articles of  Incorporation
     to  increase  the  authorized  shares of       [  ]     [  ]        [  ]
     Common Stock from 5 million shares to 10 million shares and to decrease the par value of the Corporation's Common Stock from $10.00 per share to $1.00 per share.

                                                    For     Against    Abstain
3.   To ratify the  appointment  of KPMG Peat
     Marwick LLP as the independent  auditors       [  ]     [  ]        [  ]
     for the fiscal year ending December 31, 1998.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN SPECIFIED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED ABOVE AND FOR PROPOSAL 2 AND PROPOSAL 3, AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES ON ANY OTHER MATTERS TO COME BEFORE THE ANNUAL MEETING.

     Please sign exactly as your name appears on this card, date and return this card promptly using the enclosed envelope. Executors, administrators, guardians, officers of corporations, and others signing in a fiduciary capacity should state their full title as such.

Please be sure to sign and date this Proxy in the box below.

                                              Date_______________


Shareholder sign above--------------Co-holder (if any) sign above
--------------------------------------------------------------------------------
  ^Detach above card, sign, date and mail in postage paid envelope provided.^

    WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE ACT PROMPTLY
      SIGN, DATE & MAIL YOUR PROXY CARD TODAY USING THE ENCLOSED ENVELOPE.